EXHIBIT 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS FOURTH QUARTER

2005 EARNINGS PER DILUTED SHARE OF $0.10

•	Net sales increased 6.1%

•	Segment operating profit of $14.0 million, versus a loss of $6.0 million last year

•	Net income of $4.1 million, or $0.10 per diluted share, versus a net loss of $14.7 million, or a loss of $0.36 per diluted share for the fourth quarter of 2004

•	Full year net sales improved 8.6%, operating profit increased $24.2 million

FAIRLAWN, OHIO, January 17, 2006 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $4.1 million, or $0.10 per diluted share, for the fourth quarter of 2005, compared to a net loss of $14.7 million, or a loss of $0.36 per diluted share, for the fourth quarter of 2004.

Net sales increased 6.1%, or $11.8 million, to $205.8 million for the fourth quarter of 2005 as compared to $194.0 million during the same period a year ago. Contributing to the sales increase in the fourth quarter of 2005 were pricing improvements of $16.9 million partially offset by $3.2 million in lower sales related to the Company’s decision to close a wallcovering distribution facility in Massachusetts during the first quarter of 2005 and $1.4 million in lower volumes. Cost of goods sold for the fourth quarter of 2005 increased

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$4.2 million to $160.3 million versus the same quarter last year, driven by $11.3 million of higher raw material costs which were partially offset by lower manufacturing and warranty expenses, and a favorable net LIFO (last in, first out) inventory reserve adjustment of $4.5 million. Gross profit increased to $45.5 million in the fourth quarter of 2005 as compared to $37.9 million in 2004. Selling, general and administrative costs decreased $6.9 million to $30.6 million, or 14.9% of net sales, in the fourth quarter of 2005 versus $37.5 million, or 19.3% of net sales, in the fourth quarter of 2004 due to the elimination of expenses from the closed wallcovering distribution facility, lower employee headcount and improved cost control. Total Company employment year-to-date has declined 10%, or over 200 positions, to approximately 1,800 employees. Also included in the quarter are certain items that management excludes when evaluating the results of the Company’s segments. Those items for the fourth quarter of 2005 included fixed asset impairment charges of $2.5 million, a gain of $0.8 million on the sale of a wallcovering brand, and a gain of $0.9 million from a legal settlement, and for the fourth quarter of 2004 those items included charges totaling $4.0 million related to trademark impairment, restructuring and severance.

Interest expense decreased to $5.1 million for the fourth quarter of 2005 as compared to $5.2 million for the same period a year ago, due to lower average debt partially offset by higher short-term average borrowing rates. Total debt at the end of the fourth quarter of 2005 was $176.4 million, down $5.3 million from the end of fiscal 2004, and the lowest in the Company’s history including proceeds from a receivables securitization program utilized from May 2000 until May 2003. During the first quarter of 2006, average short-term borrowing spreads under the Company’s revolving credit facility will decline 75 basis points due to improved Adjusted EBITDA performance for full year 2005. Adjusted EBITDA for the fourth quarter of 2005 was $14.7 million versus $0.5 million a year ago, while full year Adjusted EBITDA grew to $51.7 million in 2005 versus $26.3 million in 2004. An explanation of how the Company defines Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income is provided in the Non-GAAP and Other Financial Measures section of this earnings release.

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“Strong results in the fourth quarter contributed to a much-improved year for OMNOVA Solutions. We delivered nearly a 9% increase in sales and more than $24 million improvement in operating profit for full year 2005 versus 2004. Fourth quarter earnings per diluted share of $0.10 is our third consecutive quarter of positive EPS and year-over-year improvement. The operating momentum was broad-based, as all three business units exceeded their results versus the same quarter last year in a very challenging environment. Raw material availability and cost, as well as customer manufacturing activity, were disrupted by the extensive hurricane damage incurred in the Gulf Coast region during the quarter. Our purchasing organization and key strategic suppliers responded aggressively to the situation, and we were able to meet all of our customers’ needs,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “The improved operating profit and cash flow results were driven by aggressive cost reductions, increased pricing and new products. We are especially pleased with our SG&A cost reductions, as well as improved inventory and accounts receivable management which resulted in our lowest debt level ever. Our leverage ratio of debt-to-Adjusted EBITDA consistently improved during 2005 and at year end was 3.4 times.”

Results for the Full Year Ending November 30, 2005 – Net sales increased $64.4 million, or 8.6%, to $810.1 million versus $745.7 million in 2004. Contributing to the sales increase were pricing improvements of $98.4 million partially offset by $13.3 million of lower sales related to the Company’s decision to close a wallcovering distribution facility and $20.7 million of lower volumes. Cost of goods sold for 2005 were $639.8 million, an increase of $62.3 million versus 2004, driven by $82.6 million of higher raw material costs which were partially offset by lower costs in manufacturing, $4.6 million in favorable warranty expense, and a $4.5 million favorable net LIFO (last in, first out) inventory reserve adjustment. Gross profit increased to $170.3 million as compared to $168.2 million in 2004. Selling, general and administrative costs decreased $20.5 million to $121.6 million, or 15.0% of net sales, versus $142.1 million, or 19.1% of net sales in 2004 due to the elimination of expenses from the closed wallcovering distribution facility, lower employee headcount and improved cost control. Also included in the year are certain items that management excludes when evaluating the results of the Company’s segments. Those items for 2005 included charges

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of $5.8 million for restructuring and severance, $1.7 million for a work stoppage, $2.5 million for fixed asset impairments, a gain of $0.8 million on the sale of a wallcovering brand, and a gain of $0.9 million from a legal settlement. Results from 2004 included charges of $3.9 million related to trademark impairment and $0.5 million for restructuring and severance. Interest expense increased $0.5 million to $21.2 million versus $20.7 million in 2004 due to higher short-term average borrowing rates. Operating profit improved $24.2 million to $31.9 million versus $7.7 million in 2004. Consolidated loss per diluted share was $0.04 as compared to a loss per diluted share of $0.61 in 2004.

During the quarter, the Company took a non-cash charge of $60.4 million against shareholders’ equity related primarily to the elimination of its prepaid pension asset. At November 30, 2005, the accumulated pension benefit obligation exceeded the pension plan assets by $5.6 million. If the accumulated pension benefit obligation exceeds the fair value of the pension plan assets, SFAS No. 87 “Employers’ Accounting for Pensions” requires that the Company recognize a liability that is at least equal to the unfunded accumulated benefit obligation and eliminate any prepaid pension asset that the Company had previously recognized. Accordingly, a pension liability of $5.6 million was recognized at November 30, 2005. The result was a non-cash charge to accumulated other comprehensive loss within shareholders’ equity of $60.4 million, the elimination of the prepaid pension asset of $57.3 million and the recognition of an intangible pension asset of $4.1 million, net of the Company’s unfunded pension benefit restoration plan.

The accumulated benefit obligation for the Company’s defined pension plan was $204.8 million and $182.7 million at November 30, 2005 and 2004, respectively. Of the $22.1 million increase in the liability, approximately $20.0 million was driven by a decline in the discount rate from 6.3% to 5.4% used for the pension liability calculation, due to lower long-term interest rates. The pension plan’s assets were $199.2 million at November 30, 2005.

Performance Chemicals - Net sales during the fourth quarter of 2005 increased 12.7% to $113.7 million versus $100.9 million in the fourth quarter of 2004, driven by 11.6% higher average unit selling price and a 1.1% increase in volumes. Segment operating profit was $10.0 million for the fourth quarter of 2005 as compared to $4.0 million for the fourth

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quarter of 2004. The segment’s operating margin was 8.8% as compared to 4.0% for the same period last year, but still below the Company’s targeted reinvestment levels. As compared to last year, raw material costs were up $4.6 million during the quarter due to cost increases in butadiene, acrylics and most secondary raw materials. Included in the fourth quarter of 2005 results were a favorable net LIFO inventory reserve adjustment of $2.7 million and a receivable write-off of $0.6 million related to the closure of a paper customer. The segment’s fourth quarter of fiscal 2005 operating profit also included an asset impairment charge of $0.9 million which management excludes when evaluating the results of this segment. There were no similar charges in the fourth quarter of 2004. Focused cost reduction and LEAN SixSigma initiatives have led to further reductions in spending levels for SG&A and manufacturing as a percentage of sales. Productivity improved by approximately 5% year-to-date versus the same period last year.

During the quarter, volumes in paper were negatively impacted by the permanent closure of a customer’s plant as a result of the Gulf Coast hurricanes. However, the Company expects to replace this volume in early 2006 with GenCryl® Platinum Pt™ latex business with a new customer, while extended trialing activity for this high strength latex binder continues at several key paper accounts. Carpet volumes increased in the quarter while specialty chemical volumes increased in the high single digits on new product introductions. Sales for nonwovens and adhesive/tape applications increased nearly 30% versus last year on the strength of new products and pricing. International sales increased significantly for the quarter, up 53% or $2.9 million versus a year ago. Inventories declined by over $5.5 million as compared to the fourth quarter of 2004 due to aggressive working capital management. Additionally, Performance Chemicals successfully completed a SAP enterprise business system implementation, which is resulting in lower SG&A costs and improved information for managing the business.

Decorative Products - Net sales were $61.4 million during the fourth quarter of 2005, an increase of $0.3 million versus 2004. Excluding fourth quarter 2004 sales of $3.2 million from the wallcovering distribution facility which was closed in the first quarter of 2005, Decorative Products’ sales increased 6.0% from the fourth quarter of 2004. Segment operating profit was $3.7 million for the fourth quarter of 2005 as compared to a loss of

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$8.9 million for the fourth quarter of 2004. Included in the fourth quarter 2005 results were higher raw material costs of $1.9 million, approximately $1.6 million of increased pricing, and a favorable net LIFO inventory reserve adjustment of $1.8 million. The segment’s operating profit for the fourth quarter of 2005 and 2004 also included items which management excludes when evaluating the results of this segment. For the fourth quarter of 2005 those items included a favorable legal settlement of $0.9 million, a $0.8 million gain from the sale of a wallcovering brand and an asset impairment charge of $1.6 million, while the fourth quarter of 2004 included charges totaling $4.0 million related to trademark impairment and restructuring and severance.

In commercial wallcovering, margins improved in North America versus last year. The Company streamlined its design and custom operations and increased volume 15%, driven by gains in the hospitality market and new distribution. The Company’s Asian joint venture operations were profitable in the fourth quarter of 2005 compared to an operating loss in the fourth quarter of 2004. Market share gains in marine and transportation applications drove year-over-year growth in coated fabrics sales. Laminates gained several new customers with significant volume potential for 2006, while improving operating margins. For the full year 2005, sales of coated fabrics and laminates to marine (up 27%), transportation (up 21%) and kitchen and bath (up 19%) were able to offset significant volume declines in residential furniture, consumer electronics and ready-to-assemble furniture. Inventories declined $3.5 million versus the fourth quarter of 2004 due to aggressive LEAN SixSigma projects and the Company’s decision to focus on marketing fewer wallcovering brands. Also, workforce reductions during the last twelve months totaled over 180 positions, or a decline of over 14%.

Building Products – Net sales of the Company’s single-ply commercial roofing products were $30.7 million during the fourth quarter of 2005, a decrease of 4.1% compared to $32.0 million in the fourth quarter of 2004. Strong sales growth in thermoplastic polyolefin (TPO) products was offset by weaker volumes in polyvinyl chloride (PVC) membrane systems, polyisocyanurate (ISO) insulation and EPDM membranes. Lead times and extreme pricing volatility in the ISO industry, which contributed to weaker volumes and profits throughout most of the year, improved throughout the quarter and are anticipated to stabilize

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going into 2006. Operating profit was $0.3 million for the fourth quarter of 2005, as compared to an operating loss of $1.1 million in the fourth quarter of 2004. The operating profit improvement was driven by lower warranty expense partially offset by higher costs for raw materials and purchased products. Sales of private label TPO membrane increased significantly in the quarter.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, January 18, 2006, at 11:00 a.m. EST. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EST, January 25, 2006. A telephone replay will also be available beginning at 2:30 p.m. EST on January 18, 2006, and ending at 11:59 p.m. EST on January 25, 2006. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 813068.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and profit (loss) before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

	Three Months Ended November 30,			Year Ended November 30,
Dollars in millions	2005	2004		2005	2004
Performance Chemicals	$113.7	$100.9		$452.8	$372.9
Decorative Products	61.4	61.1		242.2	257.8
Building Products	30.7	32.0		115.1	115.0

Total Sales	$205.8	$194.0		$810.1	$745.7

Performance Chemicals	$10.0	$4.0		$33.8	$13.5
Decorative Products	3.7	(8.9)		(2.8)	(6.8)
Building Products	.3	(1.1)		.9	1.0

Total Segment Operating Profit (loss)	14.0 (a)	(6.0	)(a)	31.9 (b)	7.7 (b)
Interest expense	(5.1)	(5.2)		(21.2)	(20.7)
Corporate expense	(5.1)	(3.9)		(12.8)	(11.7)

Profit (Loss) Before Income Taxes	$3.8	$(15.1)		$(2.1)	$(24.7)

Capital expenditures	$4.8	$4.7		$13.2	$11.8

(a)	Segment operating profit for the 4th quarter of 2005 and 2004 was impacted by a number of items which are discussed earlier in this press release. Management excludes certain of these items when evaluating the results of the Company’s ongoing business. These items include for the 4th quarter of 2005 asset impairment charges of $2.5 million, a gain on a legal settlement of $0.9 million and a gain on the sale of a brand of $0.8 million, and for the 4th quarter of 2004 charges totaling $3.9 million for trademark impairment and $0.1 million for restructuring and severance.
(b)	Segment operating profit for the full year of 2005 and 2004 was impacted by a number of items which are discussed earlier in this press release. Management excludes certain of these items when evaluating the results of the Company’s ongoing business. These items include for the full year of 2005 restructuring and severance charges of $5.8 million, asset impairment charges of $2.5 million, gain on a legal settlement of $0.9 million, a gain on the sale of a brand of $0.8 million and work stoppage charges of $1.7 million and for the full year 2004 charges totaling $3.9 million relating to trademark impairment and $0.5 million for restructuring and severance.

Reconciliation of net income (loss) to Adjusted EBITDA

This earnings release also includes Adjusted EBITDA which is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Adjusted EBITDA is calculated in accordance with the definition of adjusted net earnings from operations as set forth in the Company’s senior secured revolving credit facility dated May 28, 2003, as subsequently amended, and excludes charges for interest, taxes, depreciation, amortization, restructuring and severance, work stoppage, goodwill and trademark impairments, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, gains or losses on asset sales, and non-cash charge for 401(k) company match. Adjusted EBITDA is not a measure of financial performance under GAAP. Adjusted EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because it is commonly used as an analytical indicator to evaluate performance, allocate resources and measure leverage capacity and debt service ability. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended November 30,		Year Ended November 30,
Dollars in millions, except per share data	2005	2004	2005	2004
Net income (loss)	$4.1	$(14.7)	$(1.8)	$(24.4)
Interest	5.1	5.2	21.2	20.7
Taxes	(.3)	(.4)	(.3)	(.3)
Depreciation and amortization	5.1	5.6	22.3	22.8
Restructuring and severance	—	—	5.9	.4
Work stoppage	—	—	1.7	—
Calender line restructuring	1.6	—	1.6	—
Goodwill and trademark impairments	—	3.9	—	3.9
Amortization of deferred financing costs	.2	.6	1.4	1.8
Net earnings of joint ventures less cash dividends	(.7)	—	(.7)	—
Gains or losses on asset sales	(.8)	—	(1.1)	—
Non-cash charge for 401(k) company match	.4	.3	1.5	1.4

Adjusted EBITDA	$14.7	$.5	$51.7	$26.3

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This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism, natural disasters or other acts of God; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; governmental and regulatory policies; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates

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and changes in funding regulations; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2005 sales of $810 million and a current workforce of 1,800 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.OMNOVA.com.

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OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended November 30,		Year Ended November 30,
	2005	2004	2005	2004
Net Sales	$205.8	$194.0	$810.1	$745.7

Costs and Expenses
Cost of goods sold	160.3	156.1	639.8	577.5
Selling, general and administrative	30.6	37.5	121.6	142.1
Indefinite lived trademark impairment	—	3.9	—	3.9
Fixed asset impairment	2.5	—	2.5	—
Depreciation and amortization	5.1	5.6	22.3	22.8
Interest expense	5.1	5.2	21.2	20.7
Equity (earnings) loss in affiliates, net	(.9)	.3	(.7)	.6
Other (income) expense, net	(.7)	.5	.1	2.4
Restructuring and severance	—	—	5.4	.4

	202.0	209.1	812.2	770.4

Income (Loss) Before Income Taxes	3.8	(15.1)	(2.1)	(24.7)
Income tax (benefit)	(.3)	(.4)	(.3)	(.3)

Net Income (Loss)	$4.1	$(14.7)	$(1.8)	$(24.4)

Basic and Diluted Earnings (Loss) Per Share	$.10	$(.36)	$(.04)	$(.61)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

	November 30, 2005	November 30, 2004
	(Dollars in millions, except per share amounts)
	(Unaudited)
Assets:
Current Assets
Cash and cash equivalents	$9.9	$15.0
Accounts receivable, net	111.9	104.6
Inventories	41.0	49.6
Deferred income taxes	1.3	3.7
Prepaid expenses and other	3.0	2.6

Total Current Assets	167.1	175.5

Property, plant and equipment, net	154.5	166.8
Trademarks and other intangible assets, net	12.5	10.0
Prepaid pension	—	57.3
Investments in joint ventures	16.5	15.5
Other assets	4.5	7.4

Total Assets	$355.1	$432.5

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$.1	$.2
Accounts payable	80.7	96.5
Accrued payroll and personal property taxes	16.1	14.0
Accrued interest	9.4	9.5
Employee benefit obligations	6.3	7.3
Other current liabilities	8.5	8.0

Total Current Liabilities	121.1	135.5
Long-term debt	176.3	181.5
Postretirement benefits other than pensions	45.6	48.1
Deferred income taxes	1.3	3.7
Pension Liabilities	7.4	—
Other liabilities	16.0	12.9

Shareholders’ (Deficit) Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 42.6 million and 42.4 million shares issued as of November 2005 and 2004, respectively; 41.2 million and 40.7 million shares outstanding as of November 2005 and 2004, respectively	4.3	4.2
Additional contributed capital	312.2	310.9
Retained deficit	(257.9)	(256.2)
Treasury stock at cost; 1.4 million shares and 1.7 million shares as of November 2005 and 2004, respectively	(10.0)	(11.4)
Accumulated other comprehensive income	(61.2)	3.3

Total Shareholders’ (Deficit) Equity	(12.6)	50.8

Total Liabilities and Shareholders’ Equity	$355.1	$432.5